FOR IMMEDIATE RELEASE
For more information contact:
Mark C. Brown, Executive Vice President and
Chief Financial Officer
(703) 247-2514
Sonya Udler, Senior Vice President,
Corporate Communications
(703) 247-2517
sonya.udler@strayer.edu
STRAYER EDUCATION, INC. REPORTS
WINTER TERM 2011 ENROLLMENTS AND
PROVIDES AN UPDATE TO ITS 2011 BUSINESS MODEL
ARLINGTON, Va., January 7, 2011 — Strayer Education, Inc. (Nasdaq: STRA) today announced enrollments at Strayer University for the 2011 winter term and provided additional information regarding its 2011 business model.
Student Enrollment
Enrollment at Strayer University for the 2011 winter term increased 4% to approximately 57,300 students compared to 55,106 students for the same term in 2010. Across the Strayer University campus and online system, continuing student enrollments increased by approximately 10%, while new student enrollments decreased by approximately 20%.
2011 Business Model
In October 2010, the Company announced its business model for 2011, which included a 5% tuition increase effective January 1, 2011 and the opening of eight new campuses in 2011. At that time the Company announced that, assuming a 13% increase in annual student enrollment at Strayer University in 2011, the Company would then expect a 17-18% increase in revenue, roughly stable operating margins, and diluted earnings per share in the $11.30 to $11.50 range.
Based on Strayer University’s enrollment growth for the 2011 winter term described above, the Company today provided the following additional information regarding its 2011 business model:
2011 Business Model

Enrollment Growth	-5%	0%	5%	13%
Revenue growth	-1% to 0%	4% to 5%	9% to 10%	17% to 18%
Change in operating margin	-725 to -775 bps	-425 to -475 bps	-125 to -175 bps	0 bps
Diluted earnings per share	$7.50 to $7.70	$8.80 to $9.00	$10.10 to $10.30	$11.30 to $11.50
Included in these ranges is the Company’s estimate of approximately $0.55 per share of after tax stock-based compensation expense and an effective tax rate of 39.5%.

Revolving Credit Facility
The Company also announced today that it has replaced its $15 million Revolving Credit Facility with a $100 million Revolving Credit Facility. Interest on borrowings under this facility would accrue initially at an annual rate of 1.75% above the London Interbank Offered Rate. This facility has a term of three years.
Conference Call with Management
Strayer Education, Inc. will host a conference call to discuss enrollment at Strayer University for the 2011 winter term and its 2011 business model at 7:30 a.m. (ET) on Monday, January 10, 2011. To participate on the live call, investors should dial (877) 723-9509 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (passcode 9545409) starting at 1:00 p.m. (ET) on Monday, January 10 and will be available through Monday, January 17, and archived at www.strayereducation.com for 90 days.
About Strayer Education, Inc.
Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to approximately 57,000 working adult students at 87 campuses in 20 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.
For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.
Forward-Looking Statements
This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

2